Aetna Life Insurance and Annuity Company

                                   ENDORSEMENT

The Contract is hereby endorsed as follows:

New sections entitled Withdrawal Frequency and Amounts and Early Withdrawal Charge Schedule are added to the Contract Schedule to include the following language

Withdrawal Frequency and Amounts

              Fixed Period Certain Annuity Withdrawals: Under a Fixed Period Certain Annuity, withdrawals may be elected once a year. No withdrawals are allowed from a Fixed Period Certain Annuity in the first contract year. In subsequent contract years, full or partial withdrawals are allowed, provided that under a partial withdrawal the remaining Annuity payments would equal [$50] or more.

Early Withdrawal Charge Schedule

                                                                         Early Withdrawal Charge
              Number of Years from Contract Effective Date               (% of Withdrawal Value)
              ----------------------------------------------------------------------------------
              1 or more, but fewer than 2                                           6%

              2 or more, but fewer than 3                                           5%

              3 or more, but fewer than 4                                           4%

              4 or more, but fewer than 5                                           3%

              5 or more, but fewer than 6                                           2%

              6 or more, but fewer than 7                                           1%

              7 or more                                                             0%

              If this contract is established as a rollover from another contract issued by Aetna or an affiliate, the early withdrawal charge will be determined according to the effective date of the account under such predecessor contract.

New sections entitled Withdrawal/Partial Withdrawal and Withdrawal Value are added to "Benefit Provisions" to include the following language:

4.02       Withdrawal/Partial Withdrawal

              If this contract is issued as a Fixed Period Certain Annuity as described on the Specifications page, the Certificate Holder may elect to receive the withdrawal value of all or a portion of the Guaranteed Payments. If a portion of the Guaranteed Payments under a Fixed Period Certain Annuity is withdrawn, the remaining Annuity payments will be reduced proportionally. Withdrawals are subject to an early withdrawal charge as shown on the Contract Schedule page, unless an exception under this contract applies.

4.03       Withdrawal Value

              a) The withdrawal value is equal to the present value of the remaining Guaranteed Payments calculated using the assumed net return rate stated on the Contract Schedule.

              b) All withdrawal values will be determined as of the Valuation Date next following when a written request for withdrawal is received in good order by Aetna at its home office.

              c) Under a Fixed Period Certain Annuity, the withdrawal value is equal to the present value of the remaining Guaranteed Payments calculated using the adjusted contract rate.


SPIAE(GR)99

                      The adjusted contract rate equals:

                      (Rate of Return) + WY - IY

              where: Rate of Return is the Fixed Annuity Present Value Interest Rate shown on the Specifications page

                      WY is the Withdrawal Yield

                      IY is the Issue Yield

              WY is determined as follows:

              1) WY is the average of the yields, as published in the Wall
                 Street Journal on the Friday before the date of withdrawal, of the three, or more if Aetna deems necessary, noncallable noninflation adjusted Treasury Notes or Bonds maturing on or closest to the Withdrawal Duration Date.

              2) "Withdrawal Duration Date" is the date (month and year)
                 obtained when the withdrawal duration is added to the date of withdrawal.

              3) "Withdrawal Duration" equals 1 plus the number of whole years from the date of withdrawal until the final Guaranteed Payment is due, divided by 2. Any resulting fraction will be rounded up to the next whole number.

              IY is determined as follows:

              1) IY is the average of the yields as published in the Wall Street
                 Journal on the Friday before the Contract Effective Date, of the three, or more if Aetna deems necessary, noncallable noninflation adjusted Treasury Notes or Bonds maturing on or closest to the Issue Duration Date.

              2) "Issue Duration Date" (month and year) is obtained when Issue
                 Duration is added to the Contract Effective Date.

              3) "Issue Duration" equals 1 plus the number of whole years from issue until the final payment is due, divided by 2. Any resulting fraction will be rounded up to the next whole number.

The section entitled Death Benefit Provision is amended by replacing item
a) and adding item d) with the following language:

              a) If the Annuitant dies, or under a joint Annuity option the
                 Survivor dies, any remaining Guaranteed Payments will be paid to the Beneficiary as specified in the Schedule of Benefits on the Specifications page. Such payments will be paid at least as rapidly as under the method of distribution then in effect. The Beneficiary may elect to receive the withdrawal value of any remaining Guaranteed Payments. No early withdrawal charge will apply to the withdrawal value in this situation.

              d) The withdrawal value under this death benefit provision will be determined as of the Valuation Date next following when proof of death acceptable to Aetna and a request for payment are received in good order at Aetna's home office. If this contract is issued as a Fixed Period Certain Annuity, the withdrawal value will be determined as described in the section entitled withdrawal value.

Endorsed and made a part of this contract on the Contract Effective Date.


                                        President
                                        Aetna Life Insurance and Annuity Company


SPIAE(GR)99